CONTACT:	- OR -	INVESTOR RELATIONS COUNSEL:
Medis Technologies		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484
FOR IMMEDIATE RELEASE

MEDIS TECHNOLOGIES ANNOUNCES PRODUCTION AND MANAGEMENT CONTRACTS FOR
HIGH VOLUME AUTOMATED MANUFACTURING LINE

Contracts With Ismeca To Build High Volume Assembly Line; Celestica to Operate and Manage the Line

New York, NY - September 28, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced that it has signed contracts for the production and management of an automated assembly line capable of manufacturing up to 1.5 million units per month of its fuel cell Power Pack products. The contract for building the assembly line was awarded to Ismeca Europe Automation SA. Ismeca is based in La Chaux-de-Fonds, Switzerland, and is recognized as one of the world’s leading producers of automated assembly lines. The contract to operate and manage the line after it is delivered is with Celestica, a world leader in electronics manufacturing services (EMS) and experienced operator of high speed, high volume automated manufacturing lines.

The contract with Ismeca provides for Ismeca to design, build, qualify and deliver an automated line capable of producing 45 assembled Power Packs each minute of operation, which after accounting for maintenance and down time would be up to 1.5 million Power Packs a month. Pursuant to the contract, after qualifying the line in its own plant in Switzerland, Ismeca is to present it for delivery and shipment to Celestica's facility in December, 2006 where it is planned that Celestica, Ismeca and the team from Medis' subsidiary, More Energy, will again test and qualify the line for production. Medis will pay Ismeca approximately $11 million, (at the present currency exchange rate) for constructing the line. The contract calls for an initial payment of fifteen percent of the total contract price with milestone payments scheduled over the life of the contract. The contract has a one-year warranty and contemplates that the line shall be designed to operate for 20 years under proper maintenance.

The contract with Celestica is a three-year agreement and provides for Celestica to operate the line out of its facility in Ireland. Celestica will also operate the fuel production facility in the same location.

“These contracts represent a giant step in our program to bring our Power Pack products to market,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “Ismeca is a long established and highly respected company, recognized as a leader in the building of automated production lines and Celestica is a recognized world leader in operating such lines. Celestica provided invaluable help to us in the process of identifying, qualifying and selecting the appropriate builder for our line and the two companies have a successful history of working together in building and operating high volume lines. We are particularly pleased that the cost of the line including the anticipated cost of the fuel facility came in well within our planned budget. Both the automated line and fuel production line will be owned by Medis.”

Medis Technologies Ltd.	Page 2
September 28, 2005

Mr. Lifton continued, “Now that we have a firm date for delivery of the automated line, we can develop a more detailed program for large-scale introduction of our Power Packs into the market. One key element in that program is our semi-automated line, which is planned to be operational in Israel by the end of this year. Since, as we have previously noted, we will have a loss on the units from this line, because of its limited volume capability, we have to place them strategically in the appropriate outlets and at appropriate times to enable us to build up momentum towards our critical mass sales program. We have asked our marketing consultant to develop a program for maximizing the use of these Power Pack units to deliver the marketing impact we want by creating awareness and demand for our product. We are also planning meetings with our distributors and other potential customers to get their perspectives on such a program. Our aim is to use these units and our marketing efforts to reach what the author Malcolm Gladwell calls ‘The Tipping Point’ when large-scale demand is created in the different consumer markets for our Power Packs. Of course, the military and Homeland Security markets, which are covered under our agreement with General Dynamics, also play an important role in our plans.

Finally, in connection with planning for sales, the recent natural disasters in our country and other parts of the world, as well as increasing widespread power disruptions from natural and human causes, have brought to the forefront the importance for families and businesses to have on hand a source of power to charge and operate their cell phones and other communication devices. We have begun a program of contacting utilities in potentially threatened areas to discuss their offering our Power Packs for the future security of their customers and discussing with companies in this field the possibility of packaging our Power Packs for their customers. We also plan to present our Power Pack product to appropriate authorities in the Federal, State and City governments to allow their personnel to have power available for their cell phones and other communication devices in times of crisis.”

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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